UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2008

ENERJEX RESOURCES, INC.
(Name of small business issuer in its charter)

Nevada	000-30234	88-0422242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Corporate Woods, Suite 350 10975 Grandview Drive Overland Park, KS	66210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 754-7754

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 15, 2008, EnerJex Kansas, Inc. (the “Company”), a wholly owned subsidiary of the Registrant, entered into an amendment (the “Amendment”) to its Amended and Restated Well Development Agreement and Option for “Gas City Property” with Euramerica Energy Inc. (“Euramerica”). The Amendment includes the following material changes to the Euramerica agreement, as amended, extended and supplemented:

•
Euramerica was granted an extension until January 15, 2009 (with no further grace periods) to pay the remaining $600,000 of the purchase price for its option to purchase an approximately 6,600 acre portion of the Gas City Project and $1,500,000 in previously due development funds for the Gas City Project;

•
If Euramerica fails to fully fund both this purchase price and these development funds by January 15, 2009, Euramerica will lose all rights to the Gas City Project and assets and there will be no payout from the revenue of the wells on this project;

•	The oil zones and production from such oil zones in two oil wells (which approximated 13 barrels of oil per day of gross production for the month of September 2008) are now 100% owned by the Company;
•	The Company may deduct from the development funds all amounts owed to the Company prior to applying the funds to any actual development;
•
Euramerica specifically recognized that the Company can shut in or stop the development of the project if the project is not producing in paying quantities or if the project is operating at a loss. The decision to shut in the project and cease all operations was made on October 15, 2008; and

•
If Euramerica funds the remaining portion of the purchase price for its option and development funds in the Gas City Project on or before January 15, 2009, “Payout” as used in the Assignment and other documents is now based on “drilling and completion costs on a well-by-well basis.”

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated in this report by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Euramerica Letter Agreement Amendment dated October 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

	By:	/s/ Steve Cochennet
Steve Cochennet, Chief Executive Officer

Date: October 21, 2008